EXHIBIT 10.4

FORM OF

INTELLECTUAL PROPERTY MATTERS AGREEMENT

between

AGILENT TECHNOLOGIES, INC.

and

KEYSIGHT TECHNOLOGIES, INC.

Dated as of [•], 2014

TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE

I	DEFINITIONS AND RULES OF CONSTRUCTION	1

II	TRANSFERRED INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY	2

III	LICENSES FROM AGILENT TO KEYSIGHT	4

IV	LICENSES FROM KEYSIGHT TO AGILENT	8

V	ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS	11

VI	CONFIDENTIAL INFORMATION	13

VII	LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER	14

VIII	TRANSFERABILITY AND ASSIGNMENT	15

IX	REVOCATION AND TERMINATION OF LICENSE RIGHTS	17

X	MISCELLANEOUS	18

EXHIBIT	DESCRIPTION

A	DEFINITIONS

B	COMPOSITE INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENTS

B1	PATENT ASSIGNMENT AGREEMENT

B2	TRADEMARK ASSIGNMENT AGREEMENT

B3	COPYRIGHT AND MASK WORK ASSIGNMENT AGREEMENT

B4	TRADE SECRET ASSIGNMENT AGREEMENT

C	SCHEDULE OF TRANSFERRED PATENTS

D	SCHEDULE OF TRANSFERRED INTELLECTUAL PROPERTY RIGHTS

E	SCHEDULE OF BUSINESS TECHNOLOGY

F	TRANSFERRED LICENSES

G	TRADEMARK LICENSE AGREEMENT

H	SIDE AGREEMENTS

i

I	AGILENT FUTURE PRODUCTS AND SERVICES

J	KEYSIGHT FUTURE PRODUCTS AND SERVICES

K	AGILENT LABS PROJECTS

ii

INTELLECTUAL PROPERTY MATTERS AGREEMENT

THIS INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is dated as of [•], 2014 (“Effective Date”), by and between Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Keysight Technologies, Inc., a Delaware corporation (“Keysight”).  Agilent and Keysight are each a “Party” and collectively, the “Parties”.  Each reference to the words “Party” or “Parties” herein shall refer collectively to such Party or Parties on its or their own behalf and on behalf of each of its or their Affiliates.

W I T N E S S E T H:

WHEREAS, pursuant to the Separation and Distribution Agreement entered into by and between Keysight and Agilent (the “Separation Agreement”), the Parties have agreed to separate the Keysight Business from Agilent; and

WHEREAS, it is the intent of the Parties, in accordance with the Separation Agreement and the other agreements and instruments provided for therein, that Agilent convey, and cause its Subsidiaries to convey, to Keysight and its Subsidiaries substantially all of the business and assets of the Keysight Business and that Keysight and its Subsidiaries assume certain of the liabilities related to the Keysight Business; and

WHEREAS, it is the intent of the Parties that Agilent convey, and cause its Subsidiaries to convey, certain intellectual property rights and certain technology to Keysight, to license certain other intellectual property rights to Keysight, and for Keysight and its Affiliates to grant a license back to Agilent of the Transferred Intellectual Property Rights subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1                                Definitions.  Unless otherwise defined in this Agreement, including Exhibit A hereto, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Separation Agreement.  In the event of any conflict between the definitions in this Agreement and in the Separation Agreement, the terms of this Agreement shall control.

1.2                                Rules of Construction.

(a)                                 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.  The words “include,” “including,” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import.  The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

TRANSFERRED INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY

2.1                                Assignment of Intellectual Property Rights.  Agilent agrees to, and agrees to cause its Subsidiaries to, grant, assign and convey to Keysight all of Agilent’s and its Subsidiaries’ rights, title and interest in and to the Transferred Intellectual Property Rights and Transferred Trademarks.  For the avoidance of doubt, the Transferred Intellectual Property Rights are transferred subject to the licenses granted to Agilent in Article IV below and all other licenses granted under any such Intellectual Property Rights existing and in force as of the Effective Date (subject to the terms and conditions contained in each such license agreement).  The Transferred Intellectual Property Rights and Transferred Trademarks include all of Agilent’s and its Subsidiaries’ right, title, and interest in and to any and all proceeds, causes of action, and rights of recovery against Third Parties for past and future infringement, misappropriation, or other violation or impairment of any of the Transferred Intellectual Property Rights or Transferred Trademarks.  The Parties shall execute intellectual property assignments in a form substantially similar to that attached hereto as Exhibit B, Composite Intellectual Property Assignment Agreements (namely: B1 (patent) (the “Patent Assignment Agreement”); B2 (trademark) (the “Trademark Assignment Agreement”); B3 (copyright and mask works) (“The Copyright and Mask Work Assignment”); and B4 (trade secret) (“The Trade Secret Assignment”) as well as such additional case specific assignments as deemed appropriate to carry out the intent of the parties, (collectively the “Intellectual Property Assignment Agreements”).  Agilent shall cause its Subsidiaries to do so as appropriate, to document the transfer of the Transferred Intellectual Property Rights and Transferred Trademarks.

(a)                                 Recording Change of Ownership of the Transferred Intellectual Property Rights and Transferred Trademarks.  Keysight shall have the sole responsibility, at its sole cost and expense, to file the Intellectual Property Assignment Agreements and any other forms or documents as required to record the assignment of the Transferred Intellectual Property Rights and Transferred Trademarks from Agilent and its Subsidiaries to Keysight; provided, however, that, upon request, Agilent shall provide reasonable assistance to Keysight to record the assignment, at Keysight’s sole cost and expense.

(b)                                 Responsibility for Transferred Patents.  Agilent shall provide on or before the Effective Date a listing of all actions and fees due up to ninety (90) days after the Effective Date for the Transferred Patents in all relevant jurisdictions.  Agilent shall pay all fees incurred and respond to all office actions due up to and including the Effective Date.  Keysight shall, in its sole discretion, pay all fees incurred and respond to all office actions due subsequent to the Effective Date.  Agilent shall forward to Keysight via electronic mail sent to legal.notice@Keysight.com and keydocketing@cpaglobal.com copies of all patent office correspondence received by Agilent and copies of all patent attorney and agent correspondence received by Agilent related to the Transferred Patents for ninety (90) days after the Distribution Date.  Agilent shall provide on or before the Effective Date a copy of all digitally stored files relating to the Transferred Patents, and shall retain in accordance with Agilent’s retention policy for Agilent patents, any hard-copy records related to the Transferred Patents (“Keysight Patent Records”) in Agilent’s possession as of the Effective Date, and Agilent shall provide Keysight with timely access to the Keysight Patent Records during normal business hours upon Keysight’s reasonable request.  The foregoing notwithstanding, in no case shall Agilent’s obligation to retain any Keysight Patent Records extend beyond ten (10) years from the Effective Date. The provisions in this Section 2.1(b) recite the only responsibilities of Agilent for the Transferred Patents after the Effective Date.

2.2                                Assignment of Intellectual Property Licenses.  Agilent agrees to, and agrees to cause its Subsidiaries to, assign and convey to Keysight, the Transferred Licenses, subject to the terms, conditions, and restrictions of each Transferred License.  Keysight acknowledges and agrees that it shall have sole responsibility to seek and obtain the consent of any Third Party necessary for the transfer of any of the Transferred Licenses, and shall bear sole responsibility for any consideration necessary for their transfer; provided, however, that upon request Agilent will provide reasonable assistance in obtaining such consent, at Keysight’s (or its Subsidiaries’) sole expense.  For the avoidance of doubt, and subject to the terms and conditions of the Transferred Licenses, upon the assignment and conveyance of the Transferred Licenses to Keysight, Keysight shall succeed to all of the rights, responsibilities, duties, obligations, and liabilities of Agilent and Agilent’s Subsidiaries under each such Transferred License, including, without limitation, any liabilities arising under such Transferred License prior to the date of such assignment and conveyance, which liabilities shall be the responsibility of Keysight.

2.3                                Transfer of Business Technology.  For the avoidance of doubt, the transfer of the Business Technology as set forth in the Separation Agreement does not include the transfer of any Intellectual Property Rights in or to the Business Technology; such Intellectual Property Rights are either transferred to Keysight as Transferred Intellectual Property Rights in Section 2.1 above or are licensed to Keysight in Section 3.1 below.

2.4                                Common Heritage Copyrights.  Common Heritage Copyrights (e.g., photos from the Agilent business archives) shall be deemed to be co-authored and co-owned by Agilent and Keysight.  To the extent necessary, Agilent and its subsidiaries shall assign such co-ownership interest to Keysight.  Each co-owner shall be free to exercise full rights to the Common Heritage Copyrights without consent and without accounting to the other co-owner.

2.5                                Common Infrastructure Copyrights.  Common Infrastructure Copyrights shall be co-owned by Agilent and Keysight.  To the extent necessary, Agilent and its subsidiaries shall assign such co-ownership interest to Keysight.  Subject to Article 6, below, each co-owner shall be free to exploit the Common Infrastructure Copyrights without further consent and without accounting to the other co-owner.

(a)                                 The parties acknowledge that some of the materials associated with Common Infrastructure Copyrights (e.g., documents, PowerPoint slides, photo libraries, etc.) may also contain Third Party-owned copyrighted material (“3POCM”) such as fonts, images and graphics, which are licensed to Agilent.  This provision therefore does not extend to such 3POCM, and Keysight is solely responsible for obtaining its own licenses to the 3POCM.  Keysight shall also indemnify and hold Agilent harmless from all claims by Third Parties arising out of or relating to Keysight’s unlicensed use of the 3POCM.

(b)                                 Notwithstanding the foregoing, the use of any Common Infrastructure Copyrights by or for Keysight, and any works related to, or based upon, any of the Common Infrastructure Copyrights, may not contain any references to Agilent (or any of Agilent’s marks, names, trade dress, logos or other source or business identifiers, including the Agilent Name and Agilent Marks), Agilent’s publications, Agilent’s personnel (including senior management), Agilent’s management structures or any other indication (other than the verbatim or paraphrased reproduction of the content) that such works are based upon any of Common Infrastructure Copyrights that originated with Agilent.

(c)                                  Neither Agilent nor Keysight shall have any obligation to the other to (i) notify of any changes or proposed changes to any of the Common Infrastructure Copyrights, (ii) include the other in any consideration of proposed changes to any of the Common Infrastructure Copyrights, (iii) provide draft changes of any of the Common Infrastructure Copyrights to the other for review and/or comment, or (iv) provide the other with any updated materials relating to any of the Common Infrastructure Copyrights.

2.6                                Common Infrastructure Trade Secrets.  Common Infrastructure Trade Secrets shall be co-owned by Agilent and Keysight.  To the extent necessary, Agilent and its subsidiaries shall assign such co-ownership interest to Keysight.  Subject to Article 6, below, each co-owner shall be free to exploit the Common Infrastructure Trade Secrets without further consent and without accounting to the other co-owner.  Neither of the joint owners (Keysight, Agilent) shall make a Common Infrastructure Trade Secret public or otherwise destroy or impair the trade secret status of Common Infrastructure Trade Secret without the express, advance, written consent of the other joint owner.

ARTICLE III

LICENSES FROM AGILENT TO KEYSIGHT

3.1                                License Grants.  Agilent grants, agrees to grant, and agrees to cause its Subsidiaries to, grant to Keysight and its Subsidiaries the following personal, irrevocable (except as set forth in Article VIII and IX below), non-exclusive, worldwide, royalty-free and non-transferable (except as specified below in Article VIII below) licenses under Licensed Agilent IPR subject to the terms of this Agreement as follows:

(a)                                 Patents.  Under the patents included in Licensed Agilent IPR, to do the following with regard to Keysight Products solely within the Keysight Field:  (i) to make (including the right to practice methods, processes, and procedures), (ii) to have made (subject to Section 3.2), and (iii) to use, lease, sell, offer for sale, and import.  The Agilent Patent licenses set forth in this Section 3.1(a) shall expire, with respect to each individual licensed Patent, upon the expiration of the term of each such Agilent Patent.

(b)                                 Trademarks.  As to certain Trademarks owned by Agilent or its subsidiaries’ as of the Effective Date, Agilent agrees to grant Keysight a license as set forth in the Trademark License Agreement (TLA), a copy of which is attached hereto as Exhibit G.  To the extent there is a conflict between the terms of this Agreement and the TLA, the terms of the TLA shall control.

(c)                                  Copyrights.  Under the copyrights in and to the Business Technology that are included in Licensed Agilent IPR, (i) to reproduce and have reproduced the works of authorship included therein and derivative works thereof prepared by or on behalf of Keysight, in whole or in part, solely as part of Keysight Products in the Keysight Field, (ii) to prepare derivative works or have derivative works prepared for it based upon such works of authorship solely to create Keysight Products in the Keysight Field, (iii) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and derivative works thereof prepared by or on behalf of Keysight) to the public by sale or other transfer of ownership or by rental, lease or lending, solely as part of Keysight Products in the Keysight Field, (iv) to perform (by any means and using any technology, whether now known or unknown, including electronic transmission) and display the works of authorship included therein (and derivatives works thereof prepared by or on behalf of Keysight), in all cases solely as part of Keysight Products in the Keysight Field, and (v) to use such works of authorship (and derivative works thereof prepared by or on behalf of Keysight) to design, develop, manufacture and have manufactured (subject to Section 3.2), sell and support Keysight Products in the Keysight Field.

The parties acknowledge that some of the materials licensed under this provision (e.g., documents, PowerPoint slides, photo libraries, etc.) also contain 3POCM such as fonts, images and graphics, which are licensed to Agilent but that are not sub-licensable to Keysight.  The license granted under this provision, therefore, does not extend to the use of such 3POCM, and Keysight is solely responsible for obtaining its own licenses to the 3POCM.  Keysight shall also indemnify and hold Agilent harmless from all claims by Third Parties arising out of or relating to Keysight’s unlicensed use of the 3POCM.

(d)                                 Database Rights.  Under Database Rights in and to the Business Technology included in Licensed Agilent IPR, to extract data from the databases included therein and to re-utilize such data (and Improvements thereof prepared by or on behalf of Keysight) solely to design, develop, manufacture and have manufactured (subject to Section 3.2), sell and support Keysight Products in the Keysight Field.

(e)                                  Mask Works Rights.  Under Mask Work Rights in and to the Business Technology included in Licensed Agilent IPR, (i) to reproduce and have reproduced (subject to Section 3.2), by optical, electronic or any other means, mask works and semiconductor topologies included in the Business Technology and embodied in Keysight Products solely in the Keysight Field, (ii) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (iii) to permit Third Parties to do any of the foregoing.

(f)                                   Trade Secrets and Industrial Designs.  Under Agilent and its Subsidiaries’ Trade Secrets and Industrial Designs used in designing, developing, manufacturing, selling or supporting the Business Technology included in Licensed Agilent IPR, solely to design, develop, manufacture and have manufactured (subject to Section 3.2), sell and maintain Keysight Products in the Keysight Field.  Since laboratory notebooks being retained by Agilent may contain information about a mix of Agilent and Keysight IPR, Agilent shall retain such laboratory notebooks in accordance with Agilent’s current retention policy for Agilent laboratory notebooks, and Agilent shall provide Keysight with timely access to such laboratory notebooks during normal business hours upon reasonable request.

(g)                                  Third-Party Licenses.  With respect to Intellectual Property Rights licensed to Agilent or its Subsidiaries by a Third Party, the license grants set forth in this Article III shall be subject to all of the conditions set forth in the relevant license agreement between Agilent (or its Subsidiary, as the case may be) and such Third Party, in addition to all of the terms, conditions, and restrictions set forth herein.  Licenses to Keysight under Intellectual Property Rights owned by a Third Party shall expire on the expiration of the term of the corresponding license agreement between such Third Party and Agilent (or its Subsidiary, as the case may be).

(h)                                 Access Methods.  Keysight acknowledges and agrees that, subsequent to the Distribution Date, Keysight and its Affiliates may no longer use de-encryption algorithms or other access methods that were previously provided by Agilent to internal Agilent users to enable those internal Agilent users to use locked or encrypted copies of Agilent Commercial Software or other software, except to the extent necessary to continue using those copies rightfully in use before the Distribution Date.  Any access after the Distribution Date by Keysight, or a Keysight Affiliate, to additional copies of such Agilent Commercial Software beyond those copies rightfully in use before the Distribution Date, or to support, updates, revisions or service, shall be as separately agreed with Agilent or with an appropriate Third Party software vendor.

(i)                                     Software.  Without limiting the generality of the foregoing licenses granted in this Section 3.1, or transfer of rights with respect to software transferred to Keysight pursuant to Section 2.3 above, such licenses include the right to use, modify, and reproduce in source code and object code for such software (and Improvements thereof made by or on behalf of Keysight) solely to create Keysight Products in the Keysight Field, and to sell and maintain such software, in source code and object code form, as part of such Keysight Products; provided, however, that with respect to Agilent Commercial Software, Keysight shall be limited to using no more than ten percent (10%) of the lines of code of any Agilent Commercial Software in any Keysight Product sold or maintained by Keysight or its Affiliates to a Third Party after the Distribution Date (it being understood that such restriction shall not apply, however, to Keysight’s use of any software code contained in any Keysight Commercial Software to the extent that Keysight desires to continue to sell such Keysight Product in a form containing such software code or Improvements thereto).

(j)                                    Termination of Licenses to a Non-Affiliate.  Any and all licenses granted by Agilent to an Affiliate of Keysight hereunder shall terminate immediately at the time such entity is no longer an Affiliate of Keysight.

3.2                                Have Made Rights.  The licenses to Keysight and its Affiliates in Section 3.1 above shall include the right to have contract manufacturers and foundries manufacture Keysight Products for Keysight or its Affiliates (including private label or OEM versions of such products) solely within the Keysight Field, and are not intended to include foundry or contract manufacturing activities that Keysight or any of its Affiliates may undertake on behalf of Third Parties, whether directly or indirectly.

3.3                                Sublicenses.  The licenses granted to Keysight in Section 3.1 above shall not include any right to grant any sublicenses except as follows:

(a)                                 Affiliates.  Keysight may grant sublicenses to its Affiliates within the scope of its licenses in Section 3.1 above with no right for such Affiliates to grant further sublicenses other than, (i) to another Affiliate of Keysight; provided, however, that any such sublicense shall only be effective for such time as such entity remains an Affiliate of Keysight, and (ii) as provided in Section 3.3(c), below.

(b)                                 Retroactivity.  Any sublicense granted pursuant to Section 3.3(a) above may be made effective retroactively, but shall not be effective for any time prior to the sublicensee’s becoming an Affiliate of Keysight, and shall only be effective for such times that such entity remains an Affiliate of Keysight.

(c)                                  For Resale and End Users.  Keysight and its Affiliates may grant sublicenses to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers solely with respect to Keysight Products and solely within the scope of the licenses set forth in Section 3.1 above; provided, however, that any such sublicense by an Affiliate shall only be effective for such times that such sublicensing entity remains an Affiliate of Keysight.

3.4                                Improvements.  As between Agilent and its Affiliates on the one hand, and Keysight and its Affiliates on the other hand, Keysight hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements made by or on behalf of Keysight from and after the Effective Date (a) to any of the Transferred Intellectual Property Rights or Business Technology, or (b) in the exercise of the licenses granted to it by Agilent and its Affiliates in this Article III, subject in each case only to the ownership interests of Agilent, its Affiliates, and Third Parties in the underlying Intellectual Property Rights that are improved.  Keysight shall not have any obligation under this Agreement to notify Agilent or its Affiliates of any such Improvements made by or on behalf of it or its Affiliates or to disclose or license any such Improvements to Agilent or its Affiliates.

3.5                                Agilent Restricted Patents.  Agilent hereby covenants on its own behalf and on behalf of its Affiliates that, unless obligated to do so by any Third Party agreement existing as of the Effective Date, it will not assert against Keysight or a Keysight Affiliate any Agilent Restricted Patent that would have been licensed hereunder but for the restriction against Agilent or its Affiliates licensing such Patent to Keysight contained in a Third Party agreement.  Such covenant shall be with respect to any conduct that would have otherwise been licensed hereunder.  Such covenant shall be effective to the extent permitted by the Third Party agreement.

ARTICLE IV

LICENSES FROM KEYSIGHT TO AGILENT

4.1                                License Grants.  Keysight agrees to grant, and Keysight agrees to cause its Affiliates to grant, to Agilent and its Affiliates the following personal, irrevocable (except as set forth in Article VIII and IX below), non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article VIII below) licenses under the Licensed Keysight IPR subject to the terms of this Agreement as follows:

(a)                                 Patents.  Under the patents included in Licensed Keysight IPR, to do the following with regard to Agilent Products in the Agilent Field: (i) to make (including the right to practice methods, processes and procedures), (ii) to have made (subject to Section 4.2), and (iii) to use, lease, sell, offer for sale and import.  The Keysight Patent licenses set forth in this Section 4.1 shall expire, with respect to each individual licensed Patent, upon the expiration of the term of each such Keysight Patent.

(b)                                 Copyrights.  Under its and their copyrights included in Licensed Keysight IPR, (i) to reproduce and have reproduced (subject to Section 4.2) the works of authorship included therein and derivative works thereof prepared by or on behalf of Agilent, in whole or in part, solely as part of Agilent Products in the Agilent Field, (ii) to prepare derivatives or have derivative works prepared for it based upon such works of authorship solely to create Agilent Products in the Agilent Field, (iii) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and derivative works thereof prepared by or on behalf of Agilent) to the public by sale or other transfer of ownership or by rental, lease or lending, solely as part of Agilent Products in the Agilent Field, (iv) to perform (by any means and using any technology, whether now known or unknown, including, without limitation, electronic transmission) and display the works of authorship included therein (and derivative works thereof prepared by or on behalf of Agilent), in all cases solely as part of Agilent Products in the Agilent Field, and (v) to use such works of authorship (and derivative works thereof prepared by or on behalf of Agilent) solely to design, develop, manufacture and have manufactured (subject to Section 4.2), sell and support Agilent Products in the Agilent Field.

The parties acknowledge that some of the materials licensed under this provision (e.g. documents, PowerPoint slides, photo libraries, etc.) also contain 3POCM such as fonts, images and graphics, which are licensed to Keysight that are not sub-licensable to Agilent.  The license granted under this provision, therefore, does not extend to the use of such 3POCM, and Agilent is solely responsible for obtaining its own licenses to the 3POCM.  Agilent shall also indemnify and hold Keysight harmless from all claims by Third Parties arising out of or relating to Agilent’s unlicensed use of the 3POCM.

(c)                                  Database Rights.  Under its and their Database Rights included in Licensed Keysight IPR, to extract data from the databases included therein and to re-utilize such data (and Improvements thereof prepared by or on behalf of Agilent) solely to design, develop, manufacture and have manufactured (subject to Section 4.2), sell and support Agilent Products in the Agilent Field.

(d)                                 Mask Work Rights.  Under its and their Transferred Mask Work Rights included in Licensed Keysight IPR, (i) to reproduce and have reproduced (subject to Section 4.2), by optical, electronic or any other means, mask works and semiconductor topologies included in the Business Technology and embodied in Agilent Products solely in the Agilent Field, (ii) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (iii) to induce or knowingly to cause a Third Party to do any of the acts described in subclauses (i) and (ii) above.

(e)                                  Trade Secrets and Industrial Designs.  Under its and their Transferred Trade Secrets and Industrial Designs included in Licensed Keysight IPR solely to design, develop, manufacture and have manufactured (subject to Section 4.2), sell and maintain Agilent Products in the Agilent Field.

(f)                                   Third-Party Licenses.  With respect to Intellectual Property Rights licensed to Keysight or its Affiliates by a Third Party, the license grants set forth in this Article IV shall be subject to all of the conditions set forth in the relevant license agreement between Keysight or the Keysight Affiliate and such Third Party, in addition to all of the terms, conditions and restrictions set forth herein.  Licenses to Agilent under Intellectual Property Rights owned by a Third Party shall expire on the expiration of the term of the corresponding license agreement between such Third Party and Keysight or the Keysight Affiliate, as the case may be.

(g)                                  Termination of Licenses to a Non-Affiliate.  Any and all licenses granted by Keysight to an Affiliate of Agilent shall terminate immediately at the time such entity is no longer an Affiliate of Agilent.

(h)                                 Access Methods.  Agilent acknowledges and agrees that, subsequent to the Distribution Date, Agilent and its Affiliates may no longer use de-encryption algorithms or other access methods that were previously provided by the Keysight Business to internal Agilent users to enable those internal Agilent users to use locked or encrypted copies of Keysight Commercial Software, except to the extent necessary to continue using those copies rightfully in use before the Distribution Date.  Any access after the Distribution Date by Agilent, or an Agilent Affiliate, to additional copies of such Keysight Commercial Software beyond those copies rightfully in use before the Distribution Date, or to support, updates, revisions or service, shall be as separately agreed with Keysight or with an appropriate Third Party software vendor.

(i)                                     Software.  Without limiting the generality of the foregoing licenses granted in this Section 4.1, such licenses include the right to use, modify, and reproduce in source code and object code form such software (and Improvements thereof made by or on behalf of Agilent) solely to create Agilent Products in the Agilent Field, and to sell and maintain such software, in source code and object code form, as part of such Agilent Products; provided, however, that with respect to Keysight Commercial Software, Agilent shall be limited to using no more than ten percent (10%) of the lines of code of any Keysight

Commercial Software in any Agilent Product sold or maintained by Agilent or its Affiliates to a Third Party after the Distribution Date (it being understood that such restriction shall not apply, however, to Agilent’s use of any software code contained in any Agilent Commercial Software to the extent that Agilent desires to continue to sell such Agilent Product in a form containing such software code or Improvements thereto).

4.2                                Have Made Rights.  The licenses to Agilent and its Affiliates in Section 4.1 above shall include the right to have contract manufacturers and foundries manufacture Agilent Products for Agilent or its Affiliates (including private label or OEM versions of such products) and are not intended to include foundry or contract manufacturing activities that Agilent or any of its Affiliates may undertake on behalf of Third Parties, whether directly or indirectly.

4.3                                Sublicenses.  The licenses granted to Agilent in Section 4.1 above shall not include any right to grant any sublicenses except as follows:

(a)                                 Affiliates.  Agilent may grant sublicenses to its Affiliates within the scope of its licenses in Section 4.1 above with no right for such Affiliates to grant further sublicenses other than, (i) to another Affiliate of Agilent; provided, however, that any such sublicense shall only be effective for such time as such entity remains an Affiliate of Agilent, and (ii) as provided in 4.3(c), below.

(b)                                 Retroactivity.  Any sublicense granted pursuant to Section 4.3(a) above may be made effective retroactively, but shall not be effective for any time prior to the sublicensee’s becoming an Affiliate of Agilent, and shall only be effective for such times that such entity remains an Affiliate of Agilent.

(c)                                  For Resale and End Users.  Agilent and its Affiliates may grant sublicenses to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers solely with respect to Agilent Products and solely within the scope of the licenses set forth in Section 4.1 above, provided, however, that any such sublicense by an Affiliate shall only be effective for such times that such sublicensing entity remains an Affiliate of Agilent.

4.4                                Improvements.  As between Agilent and its Affiliates on the one hand, and Keysight and its Affiliates on the other hand, Agilent and its Affiliates hereby retain all right, title and interest, including all Intellectual Property Rights, in and to any Improvements made by or on behalf of Agilent or its Affiliates from and after the Effective Date in the exercise of the licenses granted to it by Keysight and Keysight’s Affiliates in this Article IV, subject only to the ownership of Keysight, Keysight Affiliates or any Third Parties in the underlying Intellectual Property Rights improved thereby.  Agilent shall not have any obligation under this Agreement to notify Keysight of any such Improvements made by or on behalf of it or to disclose or license any such Improvements to Keysight or any Keysight Affiliates.

4.5                                Keysight Restricted Patents.  Keysight hereby covenants on its own behalf and on behalf of its Affiliates that, unless obligated to do so by any Third Party agreement existing as of the Effective Date, it will not assert against Agilent or an Agilent Affiliate any

Keysight Restricted Patent that would have been licensed hereunder but for the restriction against Keysight or its Affiliate licensing such Patent to Agilent contained in a Third Party agreement.  Such covenant shall be with respect to any conduct that would have otherwise been licensed hereunder.  Such covenant shall be effective to the extent permitted by the Third Party agreement.

ARTICLE V

ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS

5.1                                Assignments and Licenses.  No Party may assign or grant a license under any of such Party’s Intellectual Property Right which it has licensed to the other Party in Articles III or IV above, unless such assignment or grant is made subject to the licenses granted herein.  For the avoidance of any doubt, a non-exclusive license grant shall be deemed subject to the licenses granted herein.

5.2                                Assistance By Employees.  Each Party agrees that its employees and contractors have a continuing duty to assist the other Party with the prosecution of, and other patent or trademark office proceedings (e.g., reissue, reexamination, interference, inter partes review, post-grant review, etc.) regarding, the other Party’s Patent applications, Patents. Trademarks, and other Intellectual Property Rights (all of the foregoing, collectively, “Administrative IP Proceedings”). Accordingly, each Party agrees to reasonably make available to the other Party and its counsel (i) inventors and other reasonably necessary persons employed by it for the other Party’s reasonable needs regarding execution of documents, interviews, declarations, and testimony, and (ii) documents, materials, and information for the other Party’s reasonable good faith needs regarding such Administrative IP Proceedings.  Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by the Party involved in the Administrative IP Proceeding, expressly excluding the value of the time of the other Party’s personnel (regarding which the Parties shall agree on a case by case basis with respect to reasonable compensation).

5.3                                Inventor Compensation.  Each Party will be responsible for providing inventor incentive compensation to its employees under its own internal policies.  To the extent that a Party bases an inventor’s incentive compensation on a Patent or a Patent application of the other Party, the Parties will reasonably cooperate by providing to each other relevant information about their Patents for which one or more inventors are employees of the other Party.  To the extent that inventor compensation is specified by local law, such as in Germany and Japan, the Parties will reasonably cooperate in providing information to each other in order to enable each Party to calculate inventor compensation.  No Party shall have any obligation to provide any inventor incentive compensation to an employee of the other Party except as required by law.  Any information provided under this Section 5.3 shall be subject to Section 6.1.

5.4                                No Implied Licenses.  Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Rights, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property Rights licensed to a Party or its Affiliates hereunder are expressly reserved by the Party granting the license.  The Party receiving the license hereunder acknowledges and agrees that the Party (or its applicable Affiliate) granting the license is the sole and exclusive owner of the Intellectual Property Rights so licensed.

5.5                                No Field Restrictions For Patent Licensing.  Notwithstanding anything to the contrary set forth in this Agreement, each Party shall be free to grant licenses of any sort under any of its owned Keysight Patents or Agilent Patents (as the case may be) to any Third Party without restriction as to field of use.

5.6                                No Obligation to Prosecute Patents.  No Party shall have any obligation to seek, perfect, or maintain any protection for any of its Intellectual Property Rights.  Without limiting the generality of the foregoing, no Party shall have any obligation to file any Patent application, to prosecute any Patent, or secure any Patent rights or to maintain any Patent in force.

5.7                                Reconciliation.  The Parties acknowledge that, as part of the transfer of the Transferred Intellectual Property Rights, the Transferred Licenses and the Business Technology, Agilent or its Affiliates may inadvertently retain Technology or Intellectual Property Rights that should have been transferred to Keysight pursuant to Article II of this Agreement, and Keysight may inadvertently acquire Technology or Intellectual Property Rights that should not have been transferred.  Each Party agrees to resolve such errors using the procedures set forth in Section 5.12, Dispute Resolution.

5.8                                Technical Assistance.  Except as otherwise set forth herein, in the Separation Agreement, or any other mutually executed agreement between the Parties, no Party shall be required to provide the other Party with any technical assistance or to furnish any other Party with, or obtain on their behalf, any documents, materials or other information or Technology.

5.9                                Third-Party Infringement.  No Party shall have any obligation hereunder to institute or maintain any action or suit against Third Parties for infringement or misappropriation of any Intellectual Property Rights in or to any Technology licensed to the other Party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such Intellectual Property Rights or which claims that any Technology licensed to the other Party hereunder infringes or constitutes a misappropriation of any Intellectual Property Rights of any Third Party.  Each Party (the “Notifying Party”) has the continuing obligation to promptly notify the other Party in writing upon learning of a Third Party likely infringing, misappropriating, or other violating or impairing any Intellectual Property Rights of the other Party which are licensed to the Notifying Party under this Agreement.  Such notification shall set forth in reasonable specificity the identity of the suspected infringing Third Party and the nature of the suspected infringement.  The Party to whom the Intellectual Property Right is licensed shall not take any steps to contact any such Third Party without the other Party’s prior written permission, and such other Party shall have the sole discretion to determine whether and in what manner to respond to any such unauthorized Third-Party use and shall be exclusively entitled to any remedies, including monetary damages, related thereto or resulting therefrom.  In the event that the Party granting the license hereunder decides to initiate any claim against any Third Party, the Party to whom the Intellectual Property Right is licensed shall cooperate fully with Licensor, subject to Section 5.4.

5.10                         Copyright Notices.  Notwithstanding anything to the contrary herein, as to works in which Keysight owns the copyright, to the extent any such works contain copyright notices which indicate Agilent as the copyright owner, Keysight may, but shall not be required, to change such notices.

5.11                         No Challenge to Title.  Each Party agrees that it shall not (and shall cause its Affiliates not to), for any reason, after the Effective Date (regardless of whether this Agreement is subsequently terminated), either itself do or authorize any Third Party to do any of the following anywhere in the world with respect to any Intellectual Property Rights licensed to such Party or its Affiliates hereunder:  (a) represent to any Third Party in any manner that it owns or has any ownership rights in such Intellectual Property Rights; (b) apply for any registration of such Intellectual Property Rights (including federal, state, and national registrations); or (c) impair, dispute or contest the validity or enforceability of the other Party’s (or any of such other Party’s Affiliates) right, title and interest in and to such Intellectual Property Rights.

5.12                         Dispute Resolution.  In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise) (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation Agreement.

5.13                        Side Agreements. The Parties expect particular situations to arise where adjustment of the licensing scheme and limitations defined in this Agreement will be necessary in order to meet the needs of each Party.  Each of these situations and the required modifications will be detailed in a separate Side Agreement, each of which will be attached hereto as Exhibits H-1, H-2, H-3, etc.  To the extent there is a conflict between the terms of this Agreement and the Side Agreement, the terms of the Side Agreement shall control.

ARTICLE VI

CONFIDENTIAL INFORMATION

6.1                                Confidential Information.  Each Party shall (and shall cause its Affiliates to) hold all confidential or proprietary information licensed to it hereunder and any other confidential or proprietary information disclosed to it or any other member of its Affiliates hereunder in confidence in accordance with Section 6.2 of the Separation Agreement.

6.2                                Contract Manufacturing.  Notwithstanding anything to the contrary herein, each Party agrees that, in exercising its “Have-Made” rights (by Keysight, pursuant to Section 3.2, or by Agilent, pursuant to Section 4.2), each Party may only disclose Trade Secrets or Industrial Designs licensed from the other Party in Articles III and IV above if it has executed a written confidentiality agreement with the Third Party contract manufacturer with appropriate, industry standard terms, and in all cases containing terms and conditions pertaining to the protection of proprietary and confidential information no less restrictive than those set forth in Section 6.1.

6.3                                Source Code.  In addition to the provisions of Section 6.2 of the Separation Agreement, Agilent shall maintain the confidentiality all information and documents related to all Licensed Keysight Source Code and Keysight shall maintain the confidentiality of all information and documents related to all Licensed Agilent Source Code until the expiration of any copyright therein.  Each Party shall use the same degree of care as it uses to protect its own proprietary source code, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of the source code.  Any Third Party disclosure necessary to make commercial use of the source code shall be made only under a confidentiality agreement with terms no less restrictive than those of this Article VI.  Source code shall cease to qualify as confidential information if it (a) becomes publicly available without breach of this Agreement, or (b) is obtained by the licensed party from a Third Party lawfully in possession of the source code and which provides the source code without breach of any duty of confidentiality owed directly or indirectly to the source code owner (either Agilent and/or Keysight, as may be applicable).  Notwithstanding the provisions of this Section 6.3, each Party may disclose the other Party’s source code if required by law, regulation, or court order provided that the Party seeking to disclose provides notice and a reasonable opportunity to object to, limit, or condition the disclosure (e.g., to limit the disclosure to the minimum necessary to comply with the law, regulation, or court order and for the disclosure to be made under protective order or other order of confidentiality).

6.4                                Trade Secrets.  In addition to the provisions of Section 6.2 of the Separation Agreement, Agilent shall maintain the confidentiality of the Transferred Trade Secrets and the Common Infrastructure Trade Secrets, and Keysight shall maintain the confidentiality of the Trade Secrets licensed under Section 3.1(f), above, and of the Common Infrastructure Trade Secrets.  Each Party shall use the same degree of care as it uses to protect its own trade secrets, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of the trade secrets.  Any Third Party disclosure necessary to exploit the trade secrets shall be made only under a confidentiality agreement with terms no less restrictive than those of this Article VI.  Trade secrets shall cease to qualify as confidential information if it (a) becomes publicly available without breach of this Agreement, or (b) is obtained from a Third Party lawfully in possession of the trade secret and which provides the trade secret without breach of any duty of confidentiality owed directly or indirectly to the trade secret owner (either Agilent and/or Keysight, as may be applicable).  Notwithstanding the provisions of this Section 6.4, each Party may disclose the other Party’s trade secret information if required by law, regulation, or court order provided that the Party seeking to disclose provides notice and a reasonable opportunity to object to, limit, or condition the disclosure (e.g., to limit the disclosure to the minimum necessary to comply with the law, regulation, or court order and for the disclosure to be made under protective order or other order of confidentiality).

ARTICLE VII

LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER

7.1                                Limitation of Liability.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND

BASED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE DAMAGES AVAILABLE TO A PARTY FOR (A) INFRINGEMENT OR MISAPPROPRIATION OF ITS INTELLECTUAL PROPERTY RIGHTS BY ANOTHER PARTY OR (B) BREACHES OF ARTICLE VI.

7.2                                Warranties Disclaimer.  Except as otherwise set forth herein, (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY, INFORMATION, AND PROPRIETARY RIGHTS TRANSFERRED, ASSIGNED, LICENSED, OR GRANTED HEREUNDER ARE TRANSFERRED, ASSIGNED, LICENSED, AND GRANTED  WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT, (b) no Party makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement or misappropriation of any Patent or other Intellectual Property Right of any Third Party, (c) Agilent makes no warranty or representation as to the validity and/or scope of any Agilent Patent or any of the Transferred Patents, and (d) Keysight makes no warranty or representation as to the validity and/or scope of any Keysight Patent.

ARTICLE VIII

TRANSFERABILITY AND ASSIGNMENT

8.1                                No Assignment Or Transfer Without Consent.  Except as otherwise provided in this Article VIII, no Party may assign or transfer any of the Intellectual Property Rights licenses granted pursuant to this Agreement, nor this Agreement as a whole, whether by operation of law or otherwise, without the prior written consent of the non-transferring Party.  The non-transferring Party may, in its sole and absolute discretion, grant or withhold such consent.  Any purported assignment or transfer without such consent shall be void and of no effect.  Unless otherwise agreed in connection with consent to an assignment or transfer, no assignment or transfer made pursuant to this Section 8.1 shall release the transferring Party from any of its rights, responsibilities, duties, obligations, and liabilities under this Agreement.  For the avoidance of doubt, Section 8.2, rather than this Section 8.1, shall apply to any assignment, transfer or sublicensing of the Intellectual Property licenses granted pursuant to this Agreement, or this Agreement as a whole, in connection with a Change Of Control.

8.2                                Change Of Control. In the event of a Change of Control of a Party (or any of its respective Subsidiaries or Affiliates), neither this Agreement as a whole nor any of the Intellectual Property Rights or licenses or sublicenses granted pursuant to this Agreement may be assigned, transferred, licensed, or sublicensed, whether expressly, by operation of law, or otherwise, to a Third Party in connection with that Change of Control without first obtaining the prior written consent of the other (non-transferring) Party.  The non-transferring Party may not unreasonably withhold its consent.  Any purported assignment or transfer without such consent shall be void and of no effect.

8.3                                Sale of Part of the Business.

(a)                                 If any Party (the “Transferring Party”), after the Effective Date either (i) transfers, disposes of or otherwise divests a going business (but not all or substantially all of such Party’s business or assets) and such transfer includes at least one (1) marketable product and tangible assets having a net value of at least twenty-five million U.S. dollars ($25,000,000) to a Third Party and (ii) assigns, sublicenses or transfers any of the Intellectual Property Rights licenses granted pursuant to this Agreement to a Third Party, in any case other than in connection with a Change of Control (the Third Party in any of the foregoing transactions referred to as the “Transferee” and any such transaction referred to as the “Transfer”), then, upon the joint written request of the Transferring Party and the Transferee to the other Party (the “Non-Transferring Party”) not later than sixty (60) days following the closing of the Transfer, the Non-Transferring Party shall grant a royalty-free license to the Transferee under the same terms as the license granted to the Transferring Party under this Agreement subject to all of the following conditions and restrictions:

(i)                                     the effective date of such license shall be the closing date of the Transfer;

(ii)                                  the products, services and processes of the Transferee that are subject to such license shall be limited to the products, services and processes that are commercially released or for which substantial steps have been taken to commercialize as of the closing date of the Transfer by the Transferring Party, and for new extensions and versions of such products, services and processes;

(iii)                               the Intellectual Property Rights of the Non-Transferring Party that are subject to the license to be granted to the Transferee shall be limited to Intellectual Property Rights licensed to the Transferring Party pursuant to Articles III or IV above, as the case may be; and

(iv)                              the license to the Transferee shall terminate in the event that during the term of the license the Transferee (A) becomes engaged with the Non-Transferring Party in litigation, arbitration or other formal dispute resolution proceedings involving assertion of infringement, misappropriation, or other violation or impairment of Intellectual Property Rights (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide) (any of the foregoing proceedings referred to as “Formal IP Proceedings”) or (B)(1) makes a written allegation of infringement, misappropriation, or other violation or impairment of Intellectual Property Rights against the Non-Transferring Party, (2) makes a written request that the Non-Transferring Party license or otherwise offer to the Non-Transferring Party a license to Intellectual Property Rights in connection with an allegation of infringement, misappropriation, or other violation or impairment of Intellectual Property Rights, or (3) engages in discussions or negotiations with the Non-Transferring Party for the settlement or compromise of any actual or alleged infringement, misappropriation, or other violation or impairment of Intellectual Property Rights (any of the foregoing in (1), (2) and (3) referred to as “Informal IP Discussions”), in each case involving Intellectual Property Rights under which the Transferee has ownership or control without any ongoing obligation to pay royalties or other consideration to Third Parties.

(b)                                 Notwithstanding anything to the contrary herein, the Non-Transferring Party, shall have no obligation to enter into a license with any Transferee under this Section 8.3 in the event that (i) at the time that the Transferring Party and Transferee make a joint request for a license from the Non-Transferring Party pursuant to this Section 8.3, the Non-Transferring Party and the Transferee are engaged in Formal IP Proceedings or (ii) at any time in the twelve (12) months prior to the date of the joint request that the Transferee has engaged in Informal IP Discussions with the Non-Transferring Party, in each case involving Intellectual Property Rights under which the Transferee has ownership or control without any ongoing obligation to pay royalties or other consideration to Third Parties.

(c)                                  There shall be no more than eight (8) license granted to a Transferee pursuant to this Section 8.3 as a result of a request by Seller and its Subsidiaries on the one hand, and Buyer and its Subsidiaries on the other hand, as the Transferring Party; provided, however, that if the Transferring Party elects to relinquish its license under this Agreement in the field of use covered by the license granted by a Non-Transferring Party to the Transferee under this Section 8.3, then the license to the Transferee shall not count toward the above limit.  In making such election, the Transferring Party shall promptly notify the Non-Transferring Party, and the Transferring Party and the Non-Transferring Party shall enter into a written amendment to this Agreement to reflect the relinquishment of its license in that field of use.

ARTICLE IX

REVOCATION AND TERMINATION OF LICENSE RIGHTS

9.1                                Revocation of License for Breach.  Either Party may revoke any licensed Intellectual Property Right, in the event of a material breach of this Agreement by the other Party (or any Affiliate of the other Party) with respect to such licensed Intellectual Property Right if such breach is not cured within ninety (90) days following the breaching Party’s receipt of written notice of such breach from the non-breaching Party.  Notwithstanding anything in this Agreement to the contrary, upon any revocation of a licensed Intellectual Property Right pursuant to this Section 9.1, all other rights and licenses granted under this Agreement that are in effect at the time of such revocation shall survive and remain in full force and effect.

9.2                                Termination by Licensee.  A Party may terminate any license granted to it (or any of its Affiliates) hereunder as to any Intellectual Property Right licensed to it (or any of its Affiliates) hereunder by written notice of such termination to the other Party.  Notwithstanding anything in this Agreement to the contrary, upon any termination of the license to any Intellectual Property Right pursuant to this Section 9.2, all other rights and licenses granted under this Agreement that are in effect at the time of such termination shall survive and remain in full force and effect.

9.3                                Effect of Revocation or Termination; Survival.  Upon the revocation or termination of a licensed Intellectual Property Right, the Party receiving the license hereunder shall not have any rights whatsoever to use such Intellectual Property Right subsequent to the date of such revocation or termination and shall (and shall cause each of its Affiliates to) immediately cease using such Intellectual Property Right.  Notwithstanding anything in this Agreement to the contrary, Section 5.5, Article VI, Article VII, this Section 9.3 and Article X shall survive any termination of this Agreement in whole or in part.

ARTICLE X

10.1  MISCELLANEOUS.  Article VIII of the Separation Agreement is hereby incorporated into this Agreement by this reference.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Matters Agreement to be duly executed as of the Effective Date.

AGILENT TECHNOLOGIES, INC.

By:
Shiela Barr Robertson
Senior Vice President,
Corporate Development and Strategy

KEYSIGHT TECHNOLOGIES, INC.

By:
Ron Nersesian
President and Chief Executive Officer

[Signature Page to Intellectual Property Matters Agreement]

EXHIBIT A

Definitions

The following terms, as used in this Agreement, have the following meanings:

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agilent Commercial Software” means software products commercially released by Agilent or its Subsidiaries and listed on an Agilent CPL as of the Effective Date, or (if applicable) that has been released by Agilent or any of its Subsidiaries to Third Parties for beta testing as of the Effective Date.

“Agilent Field” means the design, development, research, manufacture, supply, distribution, sale (directly or through third parties), support (including consulting, repair, upgrade, calibration and other services), and maintenance (including the supply of components (including integrated circuits, subassemblies, accessories, parts, or software (including firmware, programs and applications)) of any products that are:  (a) within the Agilent Primary Field; or (b) within the Overlap Field; or (c) outside of the Keysight Primary Field.  For the avoidance of doubt, the Agilent Field excludes any products that are within the Keysight Primary Field unless those products are within the Agilent Primary Field or Overlap Field.

“Agilent Legacy Products” means products which 1) are not on Agilent’s or Keysight’s published corporate price list as of the Effective Date; 2) were at one time sold by Agilent, or a predecessor-in-interest, and 3) will be supported by Agilent after the Effective Date, including, but not limited to, providing warranty support or meeting contractual support obligations.

“Agilent Patents” means every Patent other than design patents or the Transferred Patents, with a First Effective Filing Date prior to the first anniversary of the Distribution Date that is (i) owned by Agilent or any of its Subsidiaries as of or after the Distribution Date, or for which (ii) Agilent or any of its Subsidiaries has the right as of or after the Distribution Date under such Patent to grant licenses to Keysight of the scope granted by Agilent to Keysight in Section 3.1 of this Agreement without the payment of royalties or other consideration to any Third Parties (excluding employees of Agilent or its Affiliates) provided, however, that no Patent shall be considered an Agilent Patent if it is an Agilent Restricted Patent.

“Agilent Primary Field” means: 1) products and services listed on Agilent’s published corporate price list as of the Effective Date;  2) Agilent’s future products and services which are both: a) listed in Exhibit I, and b) either actually sold by Agilent before November 1, 2017 or during a Development Extension, if granted by Keysight, or listed for sale on Agilent’s published corporate price list before November 1, 2017 or during a Development Extension, if granted by Keysight; 3) Agilent’s future products and services which are both: a) developed from an Agilent Labs project underway before August 1, 2014 as listed in Exhibit K, and b) either actually sold by Agilent before November 1, 2019 or during a Development Extension, if granted by Keysight, or listed for sale on Agilent’s published corporate price list before November 1, 2019 or during a Development Extension, if granted by Keysight;  4) Agilent Legacy Products; and 5) reasonable extensions of the all of the foregoing items within this definition.

“Agilent Products” means all products and services of the businesses in which Agilent or any of its Affiliates is now or hereafter engaged, including the business of making (but not having made) Third Party products for Third Parties when Agilent or any of its Affiliates is acting as a contract manufacturer or foundry for such Third Parties.  The term Agilent Products includes the Technology embodied in and/or used to manufacture or deliver the products and services referred to in the preceding sentence as well as marketing and other collateral materials related thereto.

“Agilent Restricted Patent” means any Patent under which Agilent is restricted from granting a license to Keysight pursuant to an agreement with a Third Party.

“Business Technology” means the Technology identified on Exhibit E hereto.

“Change of Control” means with respect to a Party, a transaction in which any of the following occurs, whether directly or indirectly:  (a) a Third Party acquires all or substantially all of such Party’s assets; or (b) a Third Party acquires greater than fifty percent (50%) ownership interest, direct or indirect, in the outstanding shares or stock entitled to vote for the election of directors of such Party, or (c) a Third Party otherwise acquires the ability to control or direct the management, policies, or affairs of such Party.

“CPL” means a Party’s published corporate price list as of the Effective Date.  Without limiting the foregoing, references to the Keysight CPL shall be deemed to include products listed in the Agilent CPL that the parties intend to transfer to Keysight as part of the Keysight Business, and references to the Agilent CPL shall be deemed to exclude any such products to the extent that such transfer is intended by the parties to be exclusive.

“Common Heritage Copyrights” means copyrights that are owned by Agilent or its Subsidiaries as of the Effective Date in works that relate to the common heritage of Agilent and Keysight including back to the formation of Hewlett-Packard Co. or to the common infrastructure of Agilent and the Keysight Business as of the Effective Date.

“Common Infrastructure Copyrights” means copyrights that relate to the common infrastructure of Agilent and the Keysight Business as of the Effective Date, including, for example, Agilent corporate policies, manuals, and employee training materials.

“Common Infrastructure Trade Secrets” means trade secrets that relate to the common infrastructure of Agilent and the Keysight Business as of the Effective Date.

“Development Extension” means an extension of the period related to the portion of a party’s Primary Field relating to the sale or listing on the corporate price list of future products and services.  A party seeking a Development Extension must make a request to the other party in writing.  Such request must be made before the expiration of the initial term and must provide a detailed description of the future product or service and the duration of the requested extension.  The party receiving a request for a Development Extension must review in good faith and reply within thirty (30) days of receiving the request.  Failure to reply will be deemed approval of the request.

“Distribution Date” means Distribution Date as defined in the Separation Agreement.

“First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any Patent application.  By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (a) the actual filing date of the application which issued into the Patent or (b) the priority date under 35 U.S.C. § 119 or §120 for such Patent.

“Improvement” to any Intellectual Property Right or Technology means (a) with respect to Copyrights, any modifications, derivative works and translations of works of authorship in any medium, (b) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, and (c) with respect to Technology, any improvement or modification to the Trade Secrets, Industrial Designs and Mask Works that cover or are otherwise incorporated into Technology.

“Intellectual Property Rights” or “IPR” means the rights associated with the following anywhere in the world:  (a) patents and utility models, and applications therefore (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”); (b) trade secrets and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefore, moral rights and all other rights corresponding to the foregoing (“Copyrights”); (d) uniform resource locators and registered internet domain names (“Internet Properties”); (e) industrial design rights and any registrations and applications therefore (“Industrial Designs”); (f) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”); (g) mask works, and mask work registrations and applications therefor (“Mask Work Rights”); (h) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”); and (i) any similar, corresponding or equivalent rights to any of the foregoing.  Intellectual Property Rights specifically excludes contractual rights (including license grants from Third Parties) and also excludes the tangible embodiment of any of the foregoing in subsections (a) — (i).

“Keysight Business” has the meaning set forth in the Separation Agreement.

“Keysight Commercial Software” means software products commercially released by Keysight or its Subsidiaries and listed on a Keysight CPL as of the Effective Date, or (if applicable) that has been released by Keysight or any of its Subsidiaries to Third Parties for beta testing as of the Effective Date.

“Keysight Field” means the design, development, research, manufacture, supply, distribution, sale (directly or through third parties), support (including consulting, repair, upgrade, calibration and other services), and maintenance (including the supply of components (including integrated circuits, subassemblies, accessories, parts, or software (including firmware, programs and applications)) of any products that are: (a) within the Keysight Primary Field; or (b) within the Overlap Field; or (c) outside of the Agilent Primary Field.  For the avoidance of doubt, the Keysight Field excludes any products that are within the Agilent Primary Field unless those products are within the Keysight Primary Field or Overlap Field.

“Keysight Legacy Products” means products which 1) are not on Keysight’s or Agilent’s published corporate price list as of the Effective Date; 2) were at one time sold by Agilent, or a predecessor-in-interest, and 3) will be supported by Keysight after the Effective Date including, but not limited to, providing warranty support or meeting contractual support obligations.

“Keysight Patents” means (a) the Transferred Patents, and (b) every other Patent other than design patents, with a First Effective Filing Date prior to the first anniversary of the Distribution Date which is (i) owned by Keysight or any Keysight Affiliate as of or after the Distribution Date, or for which (ii) Keysight or any Keysight Affiliate has the right as of or after the Distribution Date under such Patent to grant licenses to Agilent of the scope granted by Keysight to Agilent in Article IV of this Agreement without the payment of royalties or other consideration to any Third Parties (excluding employees of Keysight or its Affiliates); provided, however, that no Patent shall be considered a Keysight Patent if it is a Keysight Restricted Patent.

“Keysight Primary Field” means: 1) products and services listed on Keysight’s corporate price list as of the Effective Date; 2) Keysight’s future products and services which are both: a) listed in Exhibit J, and b) either actually sold by Keysight before November 1, 2017 or during a Development Extension, if granted by Agilent, or listed for sale on Keysight’s published corporate price list before November 1, 2017 or during a Development Extension, if granted by Agilent;  3) Keysight Legacy Products; and 4) reasonable extensions of the all of the foregoing items within this definition.

“Keysight Products” means all products and services of the businesses in which Keysight or any of its Affiliates is now or hereafter engaged, including the business of making (but not having made) Third Party products for Third Parties when Keysight or any Keysight Affiliates is acting as a contract manufacturer or foundry for such Third Parties.  The term Keysight Products includes the Technology embodied in and/or used to manufacture or deliver the products and services referred to in the preceding sentence as well as marketing and other collateral materials related thereto.

“Keysight Restricted Patent” means any Patent under which Keysight is restricted from granting a license to Agilent pursuant to an agreement with a Third Party.

“Licensed Agilent IPR” means (a) the Agilent Patents and (b) all Intellectual Property Rights other than Patents and Trademarks (i) which are owned by Agilent or an Agilent Affiliate as of the Distribution Date or (ii) for which Agilent or any Agilent Affiliate has as of the Distribution Date the right to grant licenses to Keysight of the scope granted by Agilent to Keysight in the corresponding sections of Article III without the payment of royalties or other consideration to any Third Parties (excluding employees of Agilent or its Affiliates); provided, however, that no Intellectual Property Right shall be considered Licensed Agilent IPR if Agilent is restricted from granting Keysight a license under any such Intellectual Property Right pursuant to an agreement with a Third Party.

“Licensed Agilent Source Code” means source code versions of Agilent software included in Licensed Agilent IPR.

“Licensed Keysight IPR” means Transferred Intellectual property rights, including: (a) the Keysight Patents and (b) all Intellectual Property Rights other than Patents and Trademarks (i) which are owned by Keysight or a Keysight Affiliate as of the Distribution Date or (ii) for which Keysight or any Keysight Affiliate has the right as of the Distribution Date to grant licenses to Agilent of the scope granted by Keysight to Agilent in the corresponding sections of Article IV without the payment of royalties or other consideration to any Third Parties (excluding employees of Keysight, or any Keysight Affiliates); provided, however, that no Intellectual Property Right shall be considered Licensed Keysight IPR if Keysight is restricted from granting Agilent a license under any such Intellectual Property Right pursuant to an agreement with a Third Party.

“Licensed Keysight Source Code” means source code versions of Keysight software included in Licensed Keysight IPR.

“Overlap Field” means products, components, or services relating to microscopy (including, but not limited to optical, scanning electron and Atomic Force).

“Party’s Primary Field” means the Agilent Primary Field or the Keysight Primary Field as the case may be.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Technology” means tangible embodiments, whether in electronic, written or other media, of copyrightable works, technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals, user manuals) schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices.  Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party” means any Person other than a Party.

“Transferred Copyrights” means copyright in and to the Business Technology, whether registered or unregistered, that are owned by Agilent or by an Agilent Subsidiary as of the Effective Date and that are primarily used in the Keysight Business, specifically including the Copyrights (if any) listed in Exhibit D.  For the avoidance of doubt, Transferred copyrights do not include 1) copyrights in Agilent Commercial Software; 2) copyrights in works that are used exclusively in or relate exclusively to Agilent Products; or 3) Common Heritage Copyrights.

“Transferred Database Rights” means database right in and to the Business Technology that are owned by Agilent or by an Agilent Subsidiary as of the Effective Date and that are primarily used in the Keysight Business including the Database Rights (if any) listed in Exhibit D.

“Transferred Industrial Designs” means industrial design right in and to the Business Technology that are owned by Agilent or by an Agilent Subsidiary as of the Effective Date and that are primarily used in the Keysight Business including the Industrial Designs (if any) listed in Exhibit D.

“Transferred Intellectual Property Rights” means (a) the Transferred Patents, (b) the Transferred Copyrights, (c) the Transferred Internet Properties, (d) the Transferred Industrial Designs, (e) The Transferred Database Rights,(f) the Transferred Mask Work Rights, (g) the Transferred Trade Secrets, and (h) the Transferred Trademarks.

“Transferred Internet Properties” means internet properties (including domain names) that are owned by Agilent or by an Agilent Subsidiary as of the Effective Date and that are listed in Exhibit D.

“Transferred Licenses” means the agreements between Agilent or its Subsidiaries and a Third Party identified on Exhibit F hereto.

“Transferred Mask Work Rights” means mask work rights, whether registered or unregistered, in and to the Business Technology that are owned by Agilent or by an Agilent Subsidiary as of the Effective Date and that are primarily used by the Keysight Business, specifically including the Mask Work Rights (if any) listed in Exhibit D.  For the avoidance of doubt, Transferred Mask Work Rights do not include any mask work rights that are used exclusively in or relate exclusively to Agilent Products.

“Transferred Patents” means the Patents identified on Exhibit C hereto which shall include any related Patent applications, continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing.

“Transferred Trade Secrets” means the trade secrets known to the Parties that are owned by Agilent or by an Agilent Subsidiary as of the Effective Date and that are primarily used by the Keysight Business, specifically including the Trade Secrets listed in Exhibit D.  For the avoidance of any doubt Transferred Trade Secrets do not include: 1) any trade secrets that are used exclusively in or relate exclusively to Agilent Products or 2) Common Infrastructure Trade Secrets.

“Transferred Trademarks” means all trademarks, registered or unregistered, including common law marks, trade names, business name, designs, logos, and trade dress, which prior to the Effective Date were used solely with regard to Keysight Products, specifically including but not limited to those trademarks identified on Exhibit D hereto, EXCEPT for trademarks containing “Agilent,” or “Agilent Technologies” or any transliteration or translation thereof; any version of the “Spark” logo; or the “Agilent Signature”; all of which are and shall remain own by Agilent.